EXHIBIT 10.6

THE FEDERAL HOME LOAN BANK OF CINCINNATI
NONQUALIFIED DEFERRED COMPENSATION PROGRAM FOR DIRECTORS
(1990 RESTATEMENT)
(As Amended through September 2002)

Effective March 1, 1990, THE FEDERAL HOME LOAN BANK OF CINCINNATI (the “Bank”) hereby amends and restates its Nonqualified Deferred Compensation Program for Directors (the “Program”) to provide the benefits set forth in this instrument.

Section 1. Elections. (a) Prior to the start of the first board or committee meeting attended by an individual Director of the Bank in any calendar year during which this Program is in effect, the Director may elect to defer the Bank’s payment to him of all or any percentage or specified dollar amount of director’s fees from the Bank that will be earned by him during such calendar year. Such election shall be made in writing, on the form attached hereto, and shall be delivered to the President or Secretary of the Bank.

(b) In addition, prior to the start of the first board meeting after the effective date of this restatement of the Program, a Director may make a deferral election under this Program with respect to director’s fees from the Bank that will be earned by him during the balance of the calendar year following receipt of such election. If made, such election shall supersede any previous election made for that year.

(c) At any time during a year, upon written notice delivered to the President or the Secretary of the Bank, the Director may revoke his deferral election for the balance of such year. Any such revocation shall be effective only with respect to director’s fees which have not yet been earned.

(d) Except as provided above, an election under this Program shall be irrevocable, and the director’s fees deferred thereunder will not be paid to the Director or his beneficiary until the time or times prescribed in his election or as otherwise provided in this Program.

Section 2. Accounts and Interest. (a) The Bank shall establish a memorandum account on its books and records for each Director who has elected to defer fees under this Program. The memorandum account shall be credited with the amount of any fee deferred as of the time such fee is earned, and separate subaccounts shall be maintained to the extent necessary to distinguish amounts deferred under each respective deferral election.

(b) Each Director’s memorandum account shall be credited quarterly with a return on investment (positive or negative) that is substantially equivalent to the net return on investment that would have been earned on such Director’s elected investments under this Program. A Director may elect from the investment options that are approved by the Committee, and such Director may change his investment elections once each calendar month, including during his retirement.

(c) Notwithstanding any provision to the contrary, if the Bank modifies the return on investment to be credited to the Directors’ memorandum accounts, such modification shall only have prospective effect.

Section 3. Payment of Amounts Deferred. (a) Except as provided below, all amounts deferred under this Program, together with related interest, shall be paid to the Director at the end of the deferral period and in the form designated by the Director in the respective deferral election from among the available options.

(b) In the event that the Director incurs a hardship prior to the receipt of all amounts deferred under this Program and related interest, then, to the extent necessary to satisfy that part of the hardship which the Director reasonably represents cannot be satisfied through other resources (such as insurance or other compensation, reasonable liquidation of assets, cessation of elective deferrals, or available credit on reasonable terms) of the Director or his immediate family, the Administrative Committee of the Bank may, in its sole discretion, accelerate the time for payment of such amounts notwithstanding the deferral period and/or payment method designated by the Director in his deferral election. For this purpose, a hardship shall be defined as an immediate and heavy financial need on account of medical expenses, the purchase of a principal residence, the payment of tuition, or the need to prevent eviction from or foreclosure on a principal residence.

(c) In the event that the Director dies prior to the receipt of all amounts deferred under this Program and related interest, then the unpaid balance shall be paid to any beneficiary or beneficiaries designated by the Director in the respective deferral election or in any subsequent designation of beneficiary election delivered by the Director to the President or Secretary of the Bank, subject to the requirement that such beneficiary survives the Director by 30 days. Payments to a beneficiary shall be made as soon as administratively practical in the form designated by the Director from among the available options; provided, however, that if installment payments to the Director with respect to a particular deferral have already begun, then any installment payments to the beneficiary shall be limited to the number of remaining years over which payments would have continued to the Director had he lived; and provided further that if a designated beneficiary entitled to payment hereunder dies prior to the receipt of the full amount, then the unpaid balance shall be paid in lump sum to such beneficiary’s estate.

If no designation of a beneficiary is made by the Director or if the designated Nonqualified Deferred Compensation Plan beneficiary does not survive the Director by 30 days, then the deferral and related interest shall be paid in a lump sum to the Director’s estate.

Section 4. Withholding. The Bank shall withhold from any payments made under this Program the amount of any taxes required to be withheld under federal, state, or local law.

Section 5. Unfunded Obligation. The obligation of the Bank to provide payments under this Program is a general contractual obligation of the Bank and imposes no obligation on the Bank to provide for payment through any specific source or fund. An individual Director and any person claiming under or through him shall have no greater rights than an unsecured creditor of the Bank.

Section 6. No Assignment. To the extent permitted by law, no right to any payment under this Program may be assigned, transferred, pledged, or encumbered, and no right to any payment under this Program is subject to the claims of creditors or others, or to legal process.

Section 7. Amendment and Termination. The Bank through its Board of Directors may amend or terminate this Program at any time and for any reason. Except as provided below, no such amendment or termination shall affect the amount or timing of payments to a Director of amounts deferred prior to the date of adoption of such amendment or termination, nor reduce the interest to be credited with respect to such prior deferrals, unless the Director gives his express written consent to such change. In the event that the Bank is restructured or dissolved, the obligation to make payments under this Program may be transferred to any institution which succeeds to all or any part of the business of the Bank, as determined in sole discretion of the Bank.